Exhibit 10.1

EXECUTION VERSION

Deal CUSIP 11563PAE0

Revolving Loan CUSIP 11563PAF7

364-DAY CREDIT AGREEMENT

dated as of

May 6, 2016

among

BROWN-FORMAN CORPORATION

The Other Borrowing Subsidiaries Parties Hereto

The Lenders Party Hereto

BARCLAYS CAPITAL, as Syndication Agent

BANK OF AMERICA, N.A. AND CITIBANK, N.A.,

as Co-Documentation Agents

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

and

U.S. BANK NATIONAL ASSOCIATION, BARCLAYS CAPITAL,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

i

ii

Exhibits

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	[Reserved]
Exhibit C	-	Form of Borrowing Subsidiary Agreement
Exhibit D	-	Form of Borrowing Subsidiary Termination
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G	-	[Reserved]
Exhibit H	-	List of Closing Documents

Schedules

Schedule 2.01	-	Commitments

iii

364-DAY CREDIT AGREEMENT dated as of May 6, 2016 (the “Agreement”), among BROWN-FORMAN CORPORATION (the “Company”), a Delaware corporation; the other BORROWING SUBSIDIARIES from time to time party hereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”); the LENDERS party hereto; Barclays Capital, as Syndication Agent; Bank of America, N.A. and Citibank, N.A., as Co-Documentation Agents; and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.

The Company (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit to enable the Borrowers (a) to borrow on a revolving credit basis on and after the Effective Date and at any time and from time to time prior to the Maturity Date an aggregate principal amount not in excess of Four Hundred Million Dollars (US$400,000,000) at any time outstanding and (b) to provide a procedure under which Lenders may bid on an uncommitted basis on short-term borrowings by the Borrowers maturing on or prior to the Maturity Date. The proceeds of such borrowings will be used for working capital and general corporate purposes of the Company and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the Adjusted LIBO Rate.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate for such currency for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means U.S. Bank National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder, and any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period in US Dollars on such day (or if such day is not a

Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means Euro, Sterling and any other currency, other than US Dollars, (a) that is freely available, freely transferable and freely convertible into US Dollars, (b) for which a Screen Rate is available in the Administrative Agent’s determination and (c) that has been approved by the Administrative Agent at the request of the Company and designated in a notice to the Lenders as an Alternative Currency.

“Alternative Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided, that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the Applicable Percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any LIBOR Revolving Loan or EURIBOR Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR Margin” or “Facility Fee”, as the case may be, based upon the ratings by S&P, Moody’s or Fitch, respectively, applicable on such date to the Index Debt on such date:

	Ratings (S&P/Moody’s/Fitch)	Facility Fee (% per annum)	LIBOR/ EURIBOR Margin (% per annum)
Category 1	≥A+/A1/A+	0.040%	0.710%
Category 2	≥A/A2/A	0.040%	0.835%
Category 3	< A/A2/A	0.050%	0.950%

For purposes of the foregoing:

(i) if two or more of Moody’s, S&P or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to below), then such rating agency shall be deemed to have established a rating in Category 3;

(ii) if the Company receives two or more ratings and they are the same, or if the Company receives two ratings that are the same, and a third rating that is lower than the first two ratings, then, in each case, the Applicable Rate shall be determined by reference to the two or more ratings that are the same;

(iii) if the Company only receives two ratings and they are not the same, or if the Company receives two ratings that are the same, and a third rating that is higher, then the higher rating shall apply for purposes of determining the Applicable Rate. However, if the lower rating is two or more Categories below the higher rating, the Applicable Rate shall be determined by reference to the Category next above that of the lower of the ratings;

(iv) if all three of the ratings established or deemed to have been established by Moody’s, S&P or Fitch for the Index Debt are different, the Applicable Rate shall be based on (x) the highest of the three ratings if the highest rating and the next highest rating only differ by one rating or (y) the average of the two highest ratings (computed based on their corresponding Categories) if they differ by two or more ratings. However, if the average does not fall in a recognized Category (for example, Category 2.5), then the Applicable Rate shall be based on the rating one rating below the highest rating; and

(v) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency.

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if a rating agency shall cease to be in the business of rating corporate debt obligations, or if Company notifies the Administrative Agent in writing that it elects to have another rating agency other than Moody’s, S&P or Fitch rate its debt, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system, the unavailability of ratings from such rating agency or the replacement rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Type and to the same Borrower, made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type and to the same Borrower made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent of US$5,000,000 or more.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means each Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.20 and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that

(a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks in London or the principal financial center of such currency are not open for general business, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London are not open for general business and any day on which the TARGET2 payment system is not open for the settlement of payments in Euros, and (c) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America or the United Kingdom, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are not open for general business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or (b) any such Person or group shall own, directly or indirectly, beneficially or of record, such shares in an amount that exceeds those shares owned, directly or indirectly, beneficially or of record, by the Permitted Holders.

“Change in Law” is defined in Section 2.15.

“Change of Control Period” has the meaning set forth in Section 2.08(d)(iii).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or terminated from time to time pursuant to Section 2.08 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is US$400,000,000.

“Commitment Reduction Rate” has the meaning set forth in Section 2.08(d)(iii).

“Commitment Termination Event Period” has the meaning set forth in Section 2.08(d)(iii).

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Exposure” means the sum of the principal amounts of the outstanding Competitive Loans.

“Competitor” means any competitor of the Company or any of its Subsidiaries that is in one or more of the same or similar lines of business as the Company or any of its Subsidiaries, or any Affiliate of such Competitor.

“Consolidated Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and its Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries, determined in accordance with GAAP, included in the periodic reports of the Company filed with the SEC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Company, in its capacity as a Borrower and as a guarantor of the Obligations of the other Borrowers pursuant to Article IX, and each Borrowing Subsidiary.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed, within two (2) Business Days’ of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified any Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to confirm in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Ageement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written confirmation in form and substance satisfactory to it and the Administrative Agent), or (d) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become the subject to a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrowers and the Lenders.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Disclosure Documents.

“Disclosure Documents” means (a) the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended April 30, 2015, (b) the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ending July 31, 2015, October 31, 2015 and January 31, 2016 and (c) the Disclosure Letter; provided that with respect to the documents described in clauses (a) and (b) any risk factor disclosure under the headings “Risk Factors”, “Forward Looking Statements” or any similar precautionary sections shall be excluded.

“Disclosure Letter” means that certain letter, dated as of the date hereof, from the Company to the Administrative Agent and the Lenders.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electing Lender” has the meaning set forth in Section 2.08(d)(iii).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, DebtX, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all material laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or is subject to the requirements for plans in endangered, critical or critical and declining status under Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the LIBO Rate.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) taxes imposed on (or measured by) its net income, franchise taxes, and branch profits taxes imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or imposed as a result of a present or former connection between the recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement, (b) in the case of a Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company or a Borrowing Subsidiary organized in the United States of America from an office within such jurisdiction to the extent such tax is in effect and applicable to such payments on the date hereof or at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a), (c) taxes attributable to the recipient’s failure to comply with Section 2.17(e) and (d) any withholding taxes imposed by the United States of America with respect to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means (a) with respect to the Company, the chief executive officer, chief financial officer, treasurer, assistant treasurer, secretary or general counsel of the Company, and (b)

with respect to any other Borrower, a Financial Officer of the Company, individually or together with any director or other individual designated by the board of directors or managers, as applicable, for such Borrower.

“Fitch” means, collectively, Fitch, Inc., Fitch Ltd. and their subsidiaries, together with their respective successors and assigns.

“Fixed Rate” means, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other similar governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all debt obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than (i) customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 90 days and (ii) any earn-out obligations until such earn-out obligations become a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (1) the book value of the property to which such Lien relates and (2) the amount of the Indebtedness secured, (f) all Guarantees by such Person of Indebtedness of others, provided, that the amount of any such Guarantee at any time shall be deemed to be an amount equal to the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit arising in the ordinary course of such Person’s business supporting accounts payable, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) liabilities (including funding obligations) with respect to pension plans, (x) operating leases to the extent not Capital Lease Obligations, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities.

“Indemnified Taxes” means Taxes, imposed on or with respect to any payment made by or on account of any Credit Party hereunder, other than Excluded Taxes or Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to such term in Section 10.04(b).

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each of March, June, September and December, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means (a) with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing or EURIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Lead Arranger” means each of U.S. Bank National Association, Barclays Capital, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., and their respective successors, in their respective capacities as Joint Lead Arrangers and Joint Bookrunners.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate, (b) if no Screen Rate is available for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, or (c) if no Screen Rate is available for such Interest Period and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such LIBOR Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such LIBOR Borrowing, (i) if such Borrowing shall be requested in US Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Alternative Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Alternative Currency.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or, in the case of a Competitive Loan or Borrowing, LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right (other than rights of first refusal or first offer, which shall not be a Lien) of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means New York City time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Competitive Loan, as specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operation of the Company and the Subsidiaries, taken as a whole, or (b) the material rights of or material remedies available to the Lenders under this Agreement, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding US$75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means May 5, 2017.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, with respect to any Borrower, the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower under this Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such taxes that are imposed with respect to any assignment as a result of a present or former connection between the transferor or the transferee and the jurisdiction imposing such tax (other than connections arising from such transferor or transferee having executed, delivered, become a party to, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means descendants of George Garvin Brown and their respective family members and descendants, including spouses and adopted children, or entities controlled by, or trusts for the benefit of, any of them, including family and charitable trusts.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by U.S. Bank National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means all property located in the United States of America directly engaged in the manufacturing activities of the Company and its Subsidiaries, the inventory and accounts receivable of the Company and its Subsidiaries, wherever located, and the capital stock or other equity interests owned by the Company and its Subsidiaries.

“Quotation Day” means (a) with respect to any currency (other than Euro and Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to Euro for any Interest Period, the day two TARGET2 Days before the first day of such Interest Period, and (c) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means the principal New York City (or other applicable) offices of U.S. Bank National Association and such other banks as may be appointed by the Administrative Agent in consultation with the Borrower. No Lender shall be obligated to be a Reference Bank without its consent.

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Interbank Market” means the relevant market where the LIBO Rate or EURIBO Rate for such currency is to be determined.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposures and unused Commitments at such time, but in no case fewer than two Lenders; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, (i) the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders and (ii) clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided, further, however, that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the US Dollar Equivalents of the principal amounts of such Lender’s outstanding Revolving Loans and its Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor by merger or consolidation to its business.

“Sale-Leaseback Transactions” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Significant Subsidiary” means each Subsidiary which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the SEC, as such rule may be amended or modified and in effect from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority to which a Lender is subject for any category of deposits or liabilities customarily used to fund loans of the type contemplated hereunder in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board to which the Administrative Agent is subject. LIBOR Loans and EURIBOR Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means U.S. Bank National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means Barclays Capital.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Total Revolving Credit Exposure” means the sum of the outstanding principal amount of all Lenders’ Revolving Loans and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by the Company and the other Borrowers of this Agreement, the borrowing of Loans and the use of proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“US Borrowing Subsidiary” means any Borrowing Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.05 Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing. For purposes of Article VI and the definitions employed therein, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements. For purposes of determining compliance with the covenants set forth in Sections 6.01, 6.02 and 6.03, if fluctuations in the relevant currency exchange rate for Indebtedness or obligations secured by Liens or the amount of Attributable Debt in respect of any Sale-Leaseback Transaction, in each case, denominated in a foreign currency would be the sole cause of a violation of any such covenant, then no Event of Default shall occur in respect thereof until such time as such fluctuations cause the amount of Indebtedness or obligations secured by Liens or the Attributable Debt to exceed 105% of the amount otherwise permitted under such covenant.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans (other than a Swingline Loan) to the Company and the Borrowing Subsidiaries, denominated in US Dollars or Alternative Currencies, from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding its Commitment or (b) the sum of the Total Revolving Credit Exposures plus the Competitive Loan Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or LIBOR Loans, as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Revolving Borrowing denominated in an Alternative Currency other than Euros shall be comprised entirely of LIBOR Loans, (iv) each Competitive Borrowing shall be comprised entirely of Loans bearing interest based on the LIBO Rate or Fixed Rate Loans, as the applicable Borrower may request in accordance herewith and (v) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (B) the Borrowers shall not be required to reimburse such Lender under Section 2.17 for Taxes incurred by reason of the making by any Lender of any Loan through an office, branch or Affiliate if such Lender could have made such Loan through another of its offices, branches or Affiliates and, in the judgment of such Lender, (a) doing so would have eliminated or reduced amounts payable pursuant to Section 2.17 and (b) not subjected such Lender to any unreimbursed cost or expense or otherwise been disadvantageous to such Lender.

(c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, and at the time each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing (other than a Swingline Loan) may be in an aggregate amount that is equal to the entire unused balance of the Commitments.

Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower (or the Company on its behalf, with each Borrowing Subsidiary hereby appointing and authorizing the Company to act on its behalf for the purpose of such request) shall notify the Administrative Agent by telephone, confirmed promptly by hand delivery, fax or email to such Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower (or by a Financial Officer of the Company on behalf of the applicable Borrower ) (a) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Revolving Borrowing denominated in an Alternative Currency or a EURIBOR Revolving Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Revolving Borrowing, not later than 11:30 a.m., Local Time, the date of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(b) the currency and the principal amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) the Type of such Borrowing;

(e) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(g) in the case of a Borrowing by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this Section may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the applicable Borrower, and, if so rejected, will be of no force or effect. If no election as to the Type of Borrowing in Dollars is specified, then the requested Borrowing shall be a LIBOR Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Such Borrowing Request may state that it is conditioned upon the consummation of an acquisition or other transaction, or the incurrence of other Indebtedness, in which case, such Borrowing Request may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of such Borrowing) if such condition is not satisfied; provided, that the Company shall be responsible for amounts payable under Section 2.16, if any, in connection with any revoked Borrowing Request for LIBOR Loans or EURIBOR Loans.

SECTION 2.04 Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in US Dollars; provided that the sum of the total Revolving Credit Exposures plus the Competitive Loan Exposure at any time shall not exceed the total Commitments. To request Competitive Bids, the applicable Borrower (or the Company on its behalf, with each Borrowing Subsidiary hereby appointing and authorizing the Company to act on its behalf for the purpose of such request) shall notify the Administrative Agent of such request by telephone, (a) in the case of a Borrowing that is to bear interest based on the LIBO Rate, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and (b) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided that the applicable Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery, fax or email to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower (or by a Financial Officer of the Company on behalf of the applicable Borrower). Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting the Competitive Bid (or on whose behalf the Company is requesting the Competitive Bid);

(ii) the aggregate principal amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Borrowing bearing interest based on the LIBO Rate or a Fixed Rate Borrowing;

(v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) in the case of a Competitive Bid Request made by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on the requested Borrowing will be made.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by fax, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by fax, in the case of a Competitive Borrowing bearing interest based on the LIBO Rate, not later than 9:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., Local Time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be in a minimum amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall notify, not later than 10:30 a.m., Local Time, on the date on which Competitive Bids are due, the applicable Borrower by fax or email of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, the applicable Borrower (or the Company on its behalf) may accept or reject any Competitive Bid. The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone, confirmed by fax or email in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Borrowing bearing interest based on the LIBO Rate, not later than 11:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., Local Time, on the proposed date of such Competitive Borrowing; provided that (i) the failure of the applicable Borrower (or the Company on its behalf) to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the applicable Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the applicable Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided further that if a Competitive Loan must be in an amount less than the Borrowing Minimum on the date of the applicable Competitive Bid Request because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. Each Borrowing Subsidiary hereby appoints and authorizes the Company to act on its behalf as set forth in this paragraph. A notice given by or on behalf of a Borrower pursuant to this paragraph shall be irrevocable; provided that any such notice delivered by the Company requesting a Competitive Bid may state that acceptance of any such Competitive Bid is conditioned upon the consummation of an acquisition or other transaction, or the incurrence of other Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further, that the Company shall be responsible for amounts payable under Section 2.16, if any, in connection with any revoked request for a Competitive Bid based on the LIBO Rate.

(e) The Administrative Agent shall promptly notify each bidding Lender by fax whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent or any of its Affiliates shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may in its sole discretion make Swingline Loans in US Dollars to the Company in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment, or (iii) the Total Revolving Credit Exposure exceeding the total Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email), not later than 12:00 noon, Local Time (provided, that such deadline may be extended by the Swingline Lender in its sole discretion), on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d) The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:30 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the

Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan pursuant to Section 2.13 (it being understood that nothing in this paragraph shall require any Borrower to pay any interest in duplication of the interest payable under such Section).

SECTION 2.07 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or email to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or (iii) convert or continue any Competitive Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any other LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Total Revolving Credit Exposures and the Competitive Loan Exposure would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the consummation of an acquisition or other transaction or the incurrence of other Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) If a Change in Control occurs,

(i) the Company shall promptly (and in any event within two (2) days) notify the Administrative Agent thereof (and the Administrative Agent shall promptly forward such notice to the Lenders);

(ii) no Lender shall be obligated to fund any Loans during the below-defined “Change of Control Period”;

(iii) a Lender may notify the Administrative Agent and the Company in writing that its Commitment should be terminated and all amounts due and payable to it should be paid (such a Lender, an “Electing Lender”). An Electing Lender shall have twenty (20) days from the date on which such Change of Control occurs (such twenty-day period, the “Commitment Termination Election Period”) to deliver such notice to the Administrative Agent and the Company. A Lender that does not deliver such a notice by the end of the Commitment Termination Election Period shall continue to maintain its Commitment, and amounts shall continue to be due and payable in respect of such Lender in accordance with the terms of this Agreement. At the end of the Commitment Termination Election Period, the Administrative Agent shall notify the Lenders and the Company as to the number of Electing Lenders (including identifying such Electing Lenders specifically) and the amounts of their Commitments. On the twentieth day to occur after the end of the Commitment Termination Election Period (such twentieth day, the “Commitment Reduction Date”; and the twenty-day period ending on such date, taken together with the Commitment Termination Election Period, the “Change of Control Period”), the Commitments of such Electing Lenders shall be terminated automatically and without further action by any party hereto, and the Company shall repay all amounts owing to each such Electing Lender (including, without limitation, all principal, interest and fees then due and payable to such Electing Lender) unless prior to the Commitment Reduction Date, a non-Electing Lender or another assignee assumes the obligations of the Electing Lender in accordance with the terms set forth in Section 2.19(b), in such case the Electing Lender shall so assign and delegate without recourse (in accordance with and subject to Section 10.04) prior to the end of the Change of Control Period. To the extent such Electing Lender’s interest are not so assigned, failure to make such payments by Company to such Electing Lender shall constitute an immediate Event of Default. Such Electing Lenders shall no longer constitute Lenders hereunder on and after the Commitment Reduction Date and the payment of such amounts in full. Notwithstanding the foregoing or anything to the contrary set forth herein, (i) if a Default or Event of Default occurs or is otherwise continuing during a Change of Control Period, no election hereunder may be made or shall be given effect, and all Lenders shall remain subject hereto pursuant to the terms hereof (with the understanding that a new Change of Control Period may begin on the date such Default or Event of Default is waived, if waived at all) and (ii) no Defaulting Lender shall be entitled to deliver a notice under this Section 2.08(d) or otherwise constitute an Electing Lender entitled to payments hereunder or a termination of its Commitment pursuant hereto.

SECTION 2.09 [Reserved].

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender (x) the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, and (y) the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on each date selected by the Administrative Agent and the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Promptly following the termination of this Agreement, each Lender shall use commercially reasonable efforts to return to the Borrower each promissory note issued to it, but if such Lender is unable to return such promissory note, such Lender shall deliver a customary lost note affidavit upon the reasonable request of the Company.

SECTION 2.11 Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b) If the sum of the Revolving Credit Exposures and the Competitive Loan Exposures shall exceed the aggregate Commitments, then, within one Business Day after (i) the last day of any Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing and (ii) each other day on which any ABR Revolving Borrowing shall be outstanding, the applicable Borrowers shall prepay Revolving Loans in an aggregate amount equal to the lesser of (a) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (b) the amount of the applicable Revolving Borrowings referred to in clause (i) or (ii), as applicable. If the sum of the Revolving Credit Exposures and the Competitive Loan Exposures on the last day of any month shall exceed 105% of the aggregate Commitments, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate any excess over 100% of the aggregate Commitments and (2) the aggregate amount of the Revolving Credit Exposures.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a written notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, one Business Day before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (iii) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the date on which the Commitments shall have terminated and the Lenders shall have no Revolving Credit Exposure. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) [Reserved].

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Persons entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest (i) in the case of a LIBOR Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a LIBOR Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be presumed correct absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, fax or email as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected LIBOR Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in US Dollars, be continued as an ABR Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request requests an affected LIBOR Borrowing or EURIBOR Borrowing, and if any request is made for a Competitive Borrowing bearing interest determined by reference to the LIBO Rate, (A) in the case of a Revolving Borrowing denominated in US Dollars, such Revolving Borrowing shall be made as an ABR Borrowing, or (B) in the case of a Revolving Borrowing denominated in an Alternative Currency, then the LIBO Rate or EURIBO Rate for such Revolving Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15 Increased Costs.

(a) If, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), there occurs any adoption of or change in any law, governmental rule, regulation, treaty, policy, guideline, interpretation, or directive (whether or not having the force of law), or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (i) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (i) and (ii), regardless of the date enacted, adopted, issued, promulgated or implemented (any of the foregoing, a “Change in Law”) which:

(i) subjects any Lender or any applicable lending office, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(ii) imposes, modifies or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable lending office (other than reserves (including the Statutory Reserve Rate) and assessments taken into account in determining the interest rate applicable to LIBOR Loans and EURIBOR Loans), or

(iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender,

and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent of making, continuing, converting into or maintaining its Loans or Commitment or to reduce the return received by such Lender or the Administrative Agent in connection with such Loans or Commitment, then, within fifteen (15) days after demand by such Lender or the Administrative Agent, the Borrowers shall pay such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

(b) If a Lender reasonably determines the amount of capital or liquidity required to be maintained by such Lender, any lending office of such Lender, or any corporation or holding company controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender reasonably determines is attributable to this Agreement, its Revolving Credit Exposure or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital or liquidity adequacy), in each case that is attributable to such Change in Law.

(c) [Reserved].

(d) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and the manner in which such amount or amounts have been determined and showing the calculations made, shall be delivered to the Company and shall be presumed correct absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, (i) a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made and (ii) such Taxes addressed by Section 2.17 shall not be subject to the foregoing provisions of this Section. Notwithstanding anything else to the contrary in this Section 2.15, no Lender shall request that the Borrowers pay any additional amount pursuant to this Section 2.15 unless it generally is or shall be making similar requests from other similarly situated borrowers from whom such Lender is permitted, under contract and applicable law, to seek similar amounts.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, EURIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date or in the amount specified in any notice delivered pursuant hereto, (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any LIBOR Loan, EURIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event including, to the extent that any of the foregoing Loans are denominated in any Alternative Currency, the actual costs and expenses of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan. In the case of a LIBOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or Adjusted EURIBO Rate that would have been applicable to such Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate or Margin that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be presumed correct absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Credit Party hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrowers or the Administrative Agent) requires the deduction or withholding of any tax from any such payment by a Borrower or the Administrative Agent, then such Borrower or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumed correct absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company.

(f) If a payment made to a Lender under this Agreement would be subject to withholding tax imposed by the United States of America with respect to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to the time required hereunder for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Company, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other document related hereto shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders hereunder that the such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b), 2.18(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)(i) If any Lender requests compensation under Section 2.15 (including any Lender that requests compensation under Section 2.15 in connection with reserves (such as those contemplated by the Statutory Reserve Rate) not taken into account in determining the interest rate applicable to LIBOR Loans and EURIBOR Loans), (ii) if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) if any Lender is a Defaulting Lender or (iv) if any Lender or the Administrative Agent notifies the Company that a Change in Law shall make it unlawful for the applicable Lender to make or maintain any LIBOR Loan or EURIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan or EURIBOR Loan, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, however, the Company shall be obligated to pay any applicable recordation or processing fee) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments; provided, further, that if within ten (10) Business Days following a request by the Company for such Lender to execute and deliver an Assignment and Assumption, such Lender does not respond to such request or refuses to execute and deliver an Assignment and Assumption, the validity of the removal of such Lender and the assignment to the assignee shall nevertheless be effective so long as such assigment otherwise satisfies the requirements set forth in Section 10.04(b). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20 Designation of Borrowing Subsidiaries.

(a) The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by (i) delivery to the Administrative Agent of (A) a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, (B) such supporting resolutions, charter documents, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion (including without limitation, information necessary to evaluate (a) any withholding tax as may arise in respect of any Revolving Loans made to such Subsidiary, and (b) the manner in which Revolving Loans may be made available to such Subsidiary, including in US Dollars or the requested Alternative Currency) and (C) promissory notes signed by such Subsidiary to the extent any Lender so requires; (ii) delivery to each Lender of any deliveries from such Subsidiary which may be required under Section 10.15 or any other “know your customer” regulations to which such

Lender is subject, including, if applicable, the Money Laundering Regulations 2003 of the United Kingdom (as amended), which deliveries must be reasonably satisfactory to each Lender; and (iii) the Administrative Agent’s satisfaction, in its reasonable discretion, that, to the extent that such Subsidiary is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, (A) no gross-up payment shall be required to be paid or withholding tax shall accrue or shall otherwise be payable in connection with the making of Revolving Loans to such Subsidiary, provided, however, that to the extent any such taxes ultimately accrue or are otherwise payable, or any gross-up amounts ultimately are required to be paid, then all such taxes and gross-up amounts shall solely be for the account of the Company and the applicable Borrower, and the Administrative Agent shall have no liability, payment or reimbursement obligations with respect thereto and (B) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the US into such jurisdictions. Upon satisfaction of clauses (i) and (ii) in the preceding sentence, such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender. The Company shall guarantee the Obligations of such Borrowing Subsidiary pursuant to Article IX hereof. Each Subsidiary that is or becomes a Borrowing Subsidiary pursuant to this Section 2.20(a) hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each related document, including service of process. For the avoidance of doubt, no Subsidiary shall become a Borrowing Subsidiary hereunder if the extension of Loans to such Subsidiary by the Lenders would violate any applicable law.

(b) The Company may at any time execute and deliver to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement.

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall cease to accrue on the unfunded Commitment or Revolving Credit Exposure of such Defaulting Lender;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure shall exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent prepay such Swingline Exposure;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders, and participating interests in any such newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Credit Exposure of such Lenders to the aggregate Revolving Credit Exposure of all Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

In the event that the Administrative Agent, the Swingline Lender and the Borrowers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Applicable Percentage.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrowers of any of their rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

ARTICLE III

Representations and Warranties

The Company and each other Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers.

(a) Each of the Company and each of its Significant Subsidiaries that is a Borrower is duly organized, validly existing and in good standing (to the extent such concept is recognized in the jurisdiction of organization thereof) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b) Each of the Significant Subsidiaries that is not a Borrower (i) is duly organized, validly existing and in good standing (to the extent such concept is recognized in the jurisdiction of organization thereof) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of any of the foregoing clauses (i), (ii) and (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate any applicable law, rule or regulation or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its material assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries pursuant to the terms of any indenture, agreement or other instrument binding on the Company or any of its Subsidiaries, except in each case (other than in the case of clause (b)), where the absence of such consent or approval, or the failure to make such registration or filing, or take such other action, or such violation, default, payment or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows (i) as of the end of and for the fiscal year ended April 30, 2015, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of the end of and for the fiscal quarter ended January 31, 2016, certified by a Financial Officer of the Company. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of footnotes.

(b) Since January 31, 2016, through the date of this Agreement, there has been no material adverse change in the consolidated financial condition or results of operation of Company and its Subsidiaries, taken as a whole; provided that any information disclosed in the Disclosure Documents shall be deemed not to constitute any such material adverse change.

SECTION 3.05 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Financial Officer of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that purport to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.06 Compliance with Laws; No Default. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07 Investment Company Status. Neither the Company nor any of its Subsidiaries is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08 Taxes. The Company and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports which, to the knowledge of any Financial Officer of the Company, were required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) those not delinquent, (b) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (c) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in writing in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when furnished and taken as a whole with all other such information furnished and with all then publicly available information that has been filed with the Securities and Exchange Commission, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial or other forward looking information or information of a general economic or industry nature, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood that the projected financial information is not to be viewed as facts or guaranties of future performance, that actual results may vary materially from the projected financial information and that the Borrower make no representation that the projected financial information will in fact be realized).

SECTION 3.11 Anti-Corruption Laws and Sanctions. The Company has implemented policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the knowledge of any Financial Officer of the Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, except in such instances where failure to comply therewith could not reasonably be expected to result in either (x) material liability on the part of any Lender or (y) a Material Adverse Effect. None of (a) the Company, any Subsidiary or to the knowledge of any Financial Officer of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Financial Officer of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each related document (including the Disclosure Letter and promissory notes in favor of each requesting Lender) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each related document (including promissory notes in favor of each requesting Lender).

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hogan Lovells US LLP, counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as more fully set forth on Exhibit H.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) Since January 31, 2016, there has been no material adverse change in the financial condition or results of operation of Company and its Subsidiaries, taken as a whole.

(f) [Reserved].

(g) Each of the Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to their respective fee letters with the Company, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(h) Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in advance with the USA Patriot Act and each Lender shall have received such information satisfactory to it to the extent requested at least five (5) Business Days prior to the Effective Date.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to May 6, 2016.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but, in the case of clause (a) below, not any continuation or conversion of any Loan), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Sections 3.04(b), 3.05, 3.08 and 3.09) shall be (x) with respect to representations and warranties that contain a materiality qualifier, true and correct on and as of the date of such Borrowing (or with respect to any representation or warranty made as of a specific date, such date) and (y) with respect to representations and warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the date of such Borrowing (or with respect to any representation or warranty made as of a specific date, such date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Company will furnish to the Administrative Agent (and the Administrative Agent shall thereafter furnish to each Lender):

(a) its annual report on Form 10-K required to be filed with the SEC within 15 days after it files the same with the SEC;

(b) its quarterly report on Form 10-Q required to be filed with the SEC within 15 days after it files the same with the SEC;

(c) concurrently with any delivery of reports under clause (a) or (b) above, a certificate of a Financial Officer of the Company certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than administrative or ministerial in nature) regularly filed by the Company or any Subsidiary with the SEC, or distributed by the Company to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, any other Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

To the extent any of the foregoing documents are included in materials otherwise filed with the SEC, they may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company has filed such documents with the SEC and they are available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge, (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at www.brown-forman.com, so long as such website is freely and readily available to the Administrative Agent and the Lenders without charge, or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that with respect to the foregoing clause (iii), the Company shall give notice of any such posting to the Administrative Agent by telecopier or electronic mail (and the Administrative Agent shall then give notice of any such posting to the Lenders); provided, further, that the Administrative Agent may request paper copies of such documents from the Company if they are not delivered electronically as contemplated above.

In the event that the Company shall for any reason cease to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, it shall nonetheless furnish to the Lenders reports containing substantially the same information at substantially the same times as would otherwise be required by the foregoing provisions of this Section 5.01.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent (and the Administrative Agent shall thereafter furnish to each Lender) prompt written notice of, but in any event not later than (i) with respect to clause (a) below, one Business Day and (ii) with respect to clauses (b) and (c) below, five Business Days, in each case, following a Financial Officer of the Company obtaining actual knowledge thereof, the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Affiliate thereof that, would reasonably be expected to result, after giving effect to the coverage and policy limits of applicable insurance policies, in a Material Adverse Effect; and

(c) any other development that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (in the case of any such failure to do so other than with respect to preserving, renewing and keeping in full force and effect the existence of the Company) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04 Payment of Taxes. The Company will, and will cause each of its Significant Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or generally applicable accounting principles in the relevant jurisdiction) and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company may maintain self-insurance reasonable and customary for firms engaged in businesses similar to that of the Company and its Significant Subsidiaries and similarly situated.

SECTION 5.06 Books and Records; Inspection Rights. The Company will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities, except, in the case of the Significant Subsidiaries, where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and upon reasonable prior notice; provided that (i) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to once in each calendar year and such inspecting Lender (including Administrative Agent) shall be responsible for its own costs and expenses and (ii) in respect of any such discussions with any independent accountants, the Company shall have received reasonable advance notice thereof and a reasonable opportunity to participate therein; provided that in no event shall the requirements set forth in this Section 5.06 require the Company or any of its Subsidiaries to provide any such information (i) so long as no Event of Default exists, if such information constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law, fiduciary duty or third-party contractual obligation (not created in contemplation thereof) or (iii) which is subject to attorney-client or similar privilege or constitutes attorney work-product. All visitation requests by Lenders shall be made through the Administrative Agent, and the Administrative Agent and the Lenders shall endeavor to coordinate such visits in order to minimize expense and inconvenience to the Company.

SECTION 5.07 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws and ERISA (with regard to its Plans), applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used for working capital and general corporate purposes, including, without limitation, acquisitions, share repurchases, distributions to shareholders and debt refinancings. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry “margin stock” (as that term is defined in Regulation U of the Board), to extend credit to others for the purpose of purchasing or carrying margin stock or for any purpose that entails a violation of Regulations T, U and X. The Borrowers will not request any Borrowing, and no Borrower shall use, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by applicable Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under this Agreement;

(b) Indebtedness existing on the date hereof and set forth in the Disclosure Documents and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.01; provided, with respect to Indebtedness listed in the Disclosure Documents as of the Effective Date, only Indebtedness in a principal amount equal to or in excess of $50,000,000 shall be identified specifically, with all Indebtedness less than such amount being identified as one aggregate amount (which amount will be reflective of the outstanding balance thereof as of March 31, 2016);

(c) Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement by such Subsidiary of any fixed or capital assets, including real property and Capital Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets, and any Indebtedness secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of the foregoing Indebtedness referred to in this paragraph that do not increase the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.01; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement;

(e) Indebtedness (including any undrawn commitments under any revolving credit or similar facility) of any Person that becomes a Subsidiary after the date hereof so long as that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals or replacements of any of the Indebtedness referred to above in this clause that either (x) do not increase the outstanding principal amount thereof (or in the case of revolving credit facilities, the outstanding total commitment thereof) or (y) if such extensions, renewals or replacements increase the outstanding principal amount (or total commitment) thereof, such increase is otherwise permitted under this Section 6.01;

(f) Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations (other than Indebtedness, except performance, customs, surety, appeal or similar bonds to the extent constituting Indebtedness) of any Subsidiary;

(g) Indebtedness consisting of industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

(h) Indebtedness arising under a guarantee or indemnity given by any Subsidiary in favor of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Subsidiary (such as, but not limited to, Indebtedness in connection with credit card programs); and

(i) other Indebtedness not expressly permitted by clauses (a) through (h) above; provided that the sum, without duplication, of (i) the outstanding Indebtedness permitted by this clause (i), (ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by Section 6.02(p) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 25% of Consolidated Assets.

SECTION 6.02 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Principal Property now owned or hereafter acquired by it, except:

(a) Liens imposed by law for Taxes that are not yet due or thereafter can be paid without penalty, or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case made in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute Events of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and the Subsidiaries, taken as a whole;

(g) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth in the Disclosure Documents; provided, with respect to Liens listed in the Disclosure Documents as of the Effective Date, only Liens securing obligations in a principal amount equal to or in excess of $50,000,000 shall be identified specifically, with all Liens securing obligations less than such amount being identified as one aggregate amount (which amount will be reflective of the outstanding balance thereof as of March 31, 2016); and provided, further, that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall be permitted by this clause (g) only to the extent of the amount of the obligations which it secures on the date hereof and extensions, renewals and replacements thereof up to the outstanding principal amount thereof or, if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.02;

(h) any Lien (i) existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, (ii) existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or (iii) to the extent such Lien applies only to the property or assets so acquired by the Company or any Subsidiary or owned by a Person prior to the time such Person becomes a Subsidiary, arising after the date of such acquisition or such Person becoming a Subsidiary pursuant to contractual commitments entered into prior thereto; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (c) such Lien shall be permitted by this clause (h) only to the extent of the amount of the obligations (or commitments) which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof up to the outstanding principal amount thereof, or if such extensions, renewals or replacements increase the outstanding principal amount thereof, such increase is otherwise permitted under this Section 6.02;

(i) Liens on fixed or capital assets, including real property, acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) the

Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(j) Liens securing industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

(k) Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or statute;

(l) Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary;

(m) Liens on equity, joint venture, partnership, or other ownership or investment interests (collectively, the “Equity Interests”) of the Company or any Subsidiary in any Person arising in connection with the rights of a third party owning Equity Interests in such Person pursuant to a joint venture, shareholder, distribution or other agreement between the Company or any of its Subsidiaries and such third party to purchase the Equity Interests owned by the Company or any Subsidiary in such Person for reasonable value pursuant to change in control provisions, noncompetition provisions, restrictions on competing brands or other business restriction provisions in one or more of the agreements between such parties;

(n) customary Liens in favor of banks or other depository or financial institutions arising as a matter of law and encumbering deposits or other funds maintained with such financial institution (including rights of setoff);

(o) interests of suppliers in respect of customary title retention provisions in supply contracts entered into in the ordinary course of business and with payment terms not exceeding 90 days; and

(p) Liens not expressly permitted by clauses (a) through (o) above; provided that the sum of (i) the outstanding Indebtedness permitted by Section 6.01(i), (ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by this clause (p) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 25% of Consolidated Assets.

SECTION 6.03 Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction relating to any Principal Property except:

(a) Sale-Leaseback Transactions to which the Company or any Subsidiary is a party as of the date hereof; and

(b) other Sale-Leaseback Transactions; provided that the sum of (i) the outstanding Indebtedness permitted by Section 6.01(i), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(p) and (iii) the aggregate Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b) does not at any time exceed 25% of Consolidated Assets.

SECTION 6.04 Fundamental Changes. (a) The Company and the Borrowing Subsidiaries will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets representing all or substantially all the aggregate assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve or, so long as such transaction does not constitute a transfer or other disposition of all or substantially all the aggregate assets of the Company and the Subsidiaries, taken as a whole, merge with or into any other Person and (iv) subject to Section 2.08(d), the Company may merge into another Person in a transaction in which such other Person is the survivor; provided, that the surviving entity shall have assumed all of the obligations of the Company hereunder in a writing executed and delivered to the Administrative Agent for delivery to each Lender, in form, content and scope reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received such documents and information required by Sections 4.01(b), (c), (d) and (h), in form, content and scope substantially consistent with such documents and information delivered on the Effective Date and otherwise reasonably satisfactory to the Administrative Agent.

(b) The Company will not, and will not permit any of its Significant Subsidiaries to, engage as its principal business in any business other than businesses of the type collectively conducted by the Company and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

(c) The Company will not permit any other Borrower, while it remains a Borrower, to cease to be a Subsidiary.

SECTION 6.05 Transactions with Affiliates. Except as set forth in the Disclosure Documents, the Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate; provided that nothing contained in this Section 6.05 shall prevent the Company or any Subsidiary from paying dividends or making other cash distributions to its respective shareholders.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any other Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (provided, that an Event of Default arising hereunder as a result of a breach of Section 5.02(a) shall be cured, solely with respect to the breach of Section 5.02(a), upon delivery by the Company to the Administrative Agent of written notice of the occurrence of the applicable Default), 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;

(e) the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable and after giving effect to any applicable cure period;

(g) any Material Indebtedness is declared to be due prior to its scheduled maturity, or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than customary nondefault mandatory prepayment requirements, including mandatory prepayment events associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, any other Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, any other Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action authorizing any of the foregoing;

(j) the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof (to the extent not adequately covered by (i) insurance as to which the relevant third party insurance company has been notified and not denied coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or a judgment creditor shall have legally attached or levied upon any assets of the Company or any Subsidiary to enforce any such judgment; or

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent (with the consent of the Required Lenders) may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the sixth and seventh paragraphs of this Article set forth below) are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender), and neither the Company nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed to have no knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Company shall have the right, in consultation with the Required Lenders, to appoint a successor. If no successor shall have been so appointed by the Company and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of the retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees the payment when and as due of the Obligations of each Borrowing Subsidiary. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Except as otherwise provided herein, the Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or such Lender in favor of any Borrowing Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense (including any defense available pursuant to the laws or regulations of any non-U.S. jurisdiction) or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full and indefeasible performance and payment of the Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company, to it at Brown-Forman Corporation, 850 Dixie Highway, Louisville, KY 40210, Attention of Treasurer (Fax No. (502) 774-6908; Email: gerry_anderson@b-f.com) with a copy to the Attention of General Counsel (Fax No. (502) 774-6650; Email: mike_carr@b-f.com);

(ii) if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

(iii) if to the Administrative Agent to U.S. Bank Agency Services, 800 Nicollet Mall, Mail Code: BC-MN-H03L, Minneapolis, MN 55402, Attention: Richard Simons, (Fax No. 612-303-3851; Email: richard.simons1@usbank.com), with a copy to U.S. Bank National Association, One Financial Square, Louisville, KY 40202, Attention: David Wombwell, (Fax No. 502-562-6460; Email: david.wombwell@usbank.com);

(iv) if to the Swingline Lender, to it at U.S. Bank National Association, 1420 5th Ave, PD-WA-T9IN, Seattle, WA 98101, Attention of Pat Eells (Telecopy No. 206-587-7023; Email: Patricia.eells@usbank.com); and

(v) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on DebtX, Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to this Agreement or the transactions contemplated herein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension in Commitments of any Lender), (ii) reduce the principal amount of any Loan without the written consent of each Lender directly and adversely affected thereby, (iii) postpone the scheduled date of expiration of any Commitment, including the Maturity Date without the written consent of each Lender directly and adversely affected thereby, (iv) reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or fees at the applicable default rate set forth in Section 2.13(e), (v) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder (excluding any mandatory or voluntary prepayments), or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby, (vi) change Section 2.08(c) or Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of Commitment reductions or payments required thereby, as the case may be, without the written consent of each Lender, (vii) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby or (viii) release the Company from, or limit or condition, its Obligations under Article IX without the written consent of each Lender; provided further that no Defaulting Lender shall have a consent right with respect to clauses (iv) through (viii) above unless, with respect to clauses (iv) through (vi), such change would impact such Defaulting Lender more adversely than all other Lenders affected thereby, and with respect to clauses (vii) and (viii), such change would impact such Defaulting Lender more adversely than all other Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the outstanding principal amount of the Loans, participations in Swingline Loans, accrued interest and accrued fees due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 10.04, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all amounts (other than principal, participations in Swingline Loans and accrued interest and fees) then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, if any, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender; provided, that if within ten (10) Business Days following a request by the Company for such Non-Consenting Lender to execute and deliver an Assignment and Assumption, such Non-Consenting Lender does not respond to such request or refuses to execute and deliver an Assignment and Assumption, the validity of the removal of such Non-Consenting Lender and the assignment to the assignee shall nevertheless be effective so long as such assigment otherwise satisfies the requirements set forth in Section 10.04(b).

(d) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 10.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as DebtX) of the credit facilities provided for herein, the due diligence, preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (which, in the case of expenses related to counsel, shall be limited to (i) the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates, taken as a whole, (ii) if necessary, one local counsel in each relevant material jurisdiction for the Administrative Agent and its Affiliates, taken as a whole, and (iii) in connection with any amendment, modification or waiver of the provisions hereof (whether or not the transactions contemplated thereby shall be consummated), one additional counsel in light of actual or potential conflicts of interest for the Administrative Agent and the Lenders, taken as a whole), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the lawful enforcement of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including, subject to the remainder hereof, all such out-of-pocket and documented expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that in the case of counsel, such expense reimbursement shall be limited to (i) the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders, taken as a whole, (ii) if necessary, one local counsel in each relevant material jurisdiction for the Administrative Agent and the Lenders, taken as a whole, and (iii) one additional counsel in light of actual or potential conflicts of interest for the Administrative Agent and the Lenders, taken as a whole; provided, further, that in the case of other third-party advisors retained by the Administrative Agent on its behalf and on behalf of the Lenders, expense reimbursement in respect thereof shall be limited to the reasonable and documented out-of-pocket fees and expenses incurred by such third-party advisors (i) during any workout, restructuring or similar negotiations in respect of the Loans or (ii) during the continuance of a Default or Event of Default).

(b) The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including, subject to the remainder hereof, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Commitments, any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or any other Credit Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a material breach by such Indemnitee of its obligations under this Agreement, (y) arise out of a dispute among Indemnitees (other than a dispute involving claims against an Indemnitee in its capacity as Administrative Agent, lead arranger or any other arranger, agent or co-agent (if any) designated with respect to this Agreement) or (z) result from an Indemnitee entering into a settlement agreement where (i) the aggregate amount of payments to be made by such Indemnitee in connection therewith equals or exceeds $1,000,000 and (ii) the Company has not provided prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such settlement (it being agreed that to the extent any such payments are reasonably anticipated to be less than $1,000,000, such Indemnitee shall nevertheless consult with the Company for a reasonable period of time prior to entering into to any such settlement); provided, further, that in the case of counsel, such expense reimbursement shall be limited to (i) the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees, taken as a whole, (ii) if necessary, one local counsel in each relevant material jurisdiction for the Indemnitees, taken as a whole, and (iii) one additional counsel in light of actual or potential conflicts of interest for the Indemnitees, taken as a whole. The foregoing provisions of this Section 10.03(b) shall not apply with respect to Excluded Taxes or Indemnified Taxes other than Taxes that represent losses, claims, or damages, etc., arising from or related to a non-Tax claim and yield protection matters, which shall be governed exclusively by Sections 2.15 and 2.17.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than damages resulting from the gross negligence, bad faith or wilful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Borrower, except as otherwise provided in Section 6.04(a) (so long as any surviving entity of any merger or consolidation shall have assumed all applicable obligations hereunder), may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than an Ineligible Institution or a Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment by a Lender to a Lender Affiliate of such Lender, the Administrative Agent and the Swingline Lender must each give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, the Company must give its prior written consent to such assignment (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) the US Dollar Equivalent of such assignment shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not apply to rights in respect of outstanding Competitive Loans, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under paragraph (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

For the purposes of this Section 10.04(b), the term “Ineligible Institution” shall have the following meaning:

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its parent company, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(c) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities other than the Company or an Affiliate of the Company (a “Participant”), other than an Ineligible Institution or a Competitor, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant so long as such Participant agrees to be subject to the provisions of Section 10.02(c) as if it were an assignee under Section 10.04(b). Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section so long as such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 10.04(b). To the extent permitted by law and if prior written notice of the sale of the participation to the Participant is provided to the Company, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Competitors.

(i) If any assignment or participation is made to any Competitor without the Company’s prior written consent in violation of this Section 10.04, the Company may, at its sole expense and effort, upon notice to such Competitor and the Administrative Agent, require such Competitor to assign to one or more assignees, without recourse, all of its interest, rights and obligations under this Agreement in accordance with and subject to the restrictions contained in this Section 10.04; provided, that if within ten (10) Business Days following a request by the Company for such Competitor to execute and deliver an Assignment and Assumption (or such equivalent documentation in the case of a participation), such Competitor does not respond to such request or refuses to execute and deliver such documentation, the validity of the removal of such Competitor and the assignment to the assignee shall nevertheless be effective so long as such assignment otherwise satisfies the requirements set forth in this Section 10.04. Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not be liable for any loss, cost or expense resulting from any assignment or participation made to or held by a Competitor, except to the extent any such loss, cost or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, (x) the Company shall promptly notify the Administrative Agent at any time a Financial Officer of the Company becomes aware of an existing or prospective Lender constituting a Competitor and (y) Competitors (1) will not (a) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (b) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (c) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (2) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided in Sections 2.20(a) and 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed as to their obligation to keep such Information confidential), (ii) to the extent requested by any bank regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but only after giving prompt written notice to the Company, to the extent permitted by law, of any such requirement or request so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) on a confidential basis to any rating agency in connection with the rating of the Company or its Subsidiaries or the credit facility provided for herein, (viii) with the consent of the Company or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company who is not, to the knowledge of the Administrative Agent or such Lender, under an obligation of confidentiality to the Company with respect to such Information. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company.

(b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non–public information concerning the Company and its Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Related Parties or the Company’s securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required from time to time to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 10.16 No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, their Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Lead Arrangers and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender, any Lead Arranger or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.17 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[The remainder of this page has been left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROWN-FORMAN CORPORATION, as Company

By:

/s/ Gerard J. Anderson
Name:	Gerard J. Anderson
Title:	Senior Vice President and Treasurer

By:

/s/ Jane C. Morreau
Name:	Jane C. Morreau
Title:	Executive Vice President and Chief
Financial Officer

Signature Page to

Brown-Forman 364-Day Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ David A. Wombwell
Name:	David A. Wombwell
Title:	Senior Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as Co-Documentation Agent

By:	/s/ Kyle Lewis
Name:	Kyle Lewis
Title:	AVP

Signature Page to

Brown-Forman 364-Day Credit Agreement

CITIBANK, N.A., as a Lender and as Co- Documentation Agent

By:	/s/ Lisa Huang
Name:	Lisa Huang
Title:	Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Deroy Scott
Name:	Deroy Scott
Title:	Senior Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Corts
Name:	David Corts
Title:	Managing Director

Signature Page to

Brown-Forman 364-Day Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Harumi Kambara
Name:	Harumi Kambara
Title:	Authorized Signatory

Signature Page to

Brown-Forman 364-Day Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John C. Canty
Name:	John C. Canty
Title:	Senior Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Claire Laury
Name:	Claire Laury
Title:	Executive Director

By:	/s/ Megan Buckley
Name:	Megan Buckley
Title:	Vice President

Signature Page to

Brown-Forman 364-Day Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Managing Director

Signature Page to

Brown-Forman 364-Day Credit Agreement

Schedule 2.01

Commitments

Bank	Commitment	Percentage
U.S. BANK NATIONAL ASSOCIATION	$50,000,000	12.500000000000%
BARCLAYS BANK PLC	$50,000,000	12.500000000000%
BANK OF AMERICA, N.A.	$50,000,000	12.500000000000%
CITIBANK, N.A.	$50,000,000	12.500000000000%
DEUTSCHE BANK AG NEW YORK BRANCH	$35,000,000	8.750000000000%
PNC BANK, NATIONAL ASSOCIATION	$35,000,000	8.750000000000%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$35,000,000	8.750000000000%
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$35,000,000	8.750000000000%
THE NORTHERN TRUST COMPANY	$20,000,000	5.000000000000%
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH	$20,000,000	5.000000000000%
THE BANK OF NOVA SCOTIA	$20,000,000	5.000000000000%

Total Commitments	$400,000,000	100%

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

Reference is made to the 364-Day Credit Agreement dated as of May 6, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brown-Forman Corporation (the “Company”), the other Borrowing Subsidiaries from time to time party thereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”), the Lenders from time to time party thereto, Barclays Capital, as Syndication Agent, Bank of America, N.A. and Citibank N.A., as Co-Documentation Agents and U.S. Bank National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

1. The assignor whose full legal name is set forth below (the “Assignor”) hereby sells and assigns, without recourse, to the assignee whose full legal name is set forth below (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, effective as of the Assignment Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the amount and percentage set forth below of (a) the Commitments of the Assignor on the Assignment Date and (b) the Loans owing to the Assignor that are outstanding on the Assignment Date. From and after the Assignment Date, (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Assumption is being delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the documentation referred to in Section 2.17(e) and (f) of the Credit Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire duly completed by the Assignee.

3. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

4. This Assignment and Assumption may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

5. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

6. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

7. Assigned Interest:

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Aggregate Amount of Commitments of all Lenders	Principal Amount of the Commitment Assigned	Principal Amount of Outstanding Revolving Loans Assigned[1]	Commitment Assigned as a Percentage of Aggregate Commitments[2]

$				%

[1]	If Competitive Loans are being assigned, revised as appropriate.
[2]	Set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders.

The terms set forth above are hereby agreed to:		The undersigned hereby consent to the above Assignment and Assumption[3]

, as Assignor		BROWN-FORMAN CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

By:		By:
	Name:		Name:
	Title:		Title:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and as Swingline Lender

By:
Name:
Title:

[3]	To be completed to the extent consents are required under Section 10.04(b) of the Credit Agreement.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Ineligible Institution and it meets all requirements of an eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT dated as of [ ] (this “Agreement”), among BROWN-FORMAN CORPORATION (the “Company”), [NAME OF NEW BORROWING SUBSIDIARY], a [Jurisdiction] [organizational form] (the “New Borrowing Subsidiary”), and U.S. BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Reference is hereby made to the 364-Day Credit Agreement dated as of May 6, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowing Subsidiaries from time to time party thereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”), the Lenders from time to time party thereto, Barclays Capital, as Syndication Agent, Bank of America, N.A. and Citibank N.A., as Co-Documentation Agents and U.S. Bank National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The documents required to be delivered to the Administrative Agent or the Lenders, as applicable, under Section 2.20(a) of the Credit Agreement will be furnished to the Administrative Agent concurrently with the executed version of this Agreement.

Pursuant to Section 2.20 of the Credit Agreement, the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that (a) the New Borrowing Subsidiary is a Subsidiary organized in [Jurisdiction] as a [organizational form], (b) the representations and warranties of the Company and, after giving effect to this Agreement, the New Borrowing Subsidiary in the Credit Agreement (other than the representations and warranties set forth in Sections 3.04(b), 3.05, 3.08 and 3.09) are (x) with respect to representations and warranties that contain a materiality qualifier, true and correct on and as of the date hereof (or with respect to any representation or warranty made as of a specific date, such date) and (y) with respect to representations and warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the date hereof (or with respect to any representation or warranty made as of a specific date, such date), in each case, after giving effect to this Agreement and (c) no Default or Event of Default has occurred and is continuing or would result from the execution and delivery of this Agreement. The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement will not violate any applicable law, except to the extent any such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company agrees that the Guarantee of the Company contained in Article IX of the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

BROWN-FORMAN CORPORATION

by
Name:
Title:

by
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

by
Name:
Title:

by
Name:
Title:

by
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

by
Name:
Title:

EXHIBIT D

[FORM OF] BORROWING SUBSIDIARY TERMINATION

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent for

the Lenders referred to below

800 Nicollet Mall

Mail Code: BC-MN-H03L

Minneapolis, MN 55402

Attention: Richard Simons

with a copy to:

One Financial Square

Louisville, KY 40202

Attention: David Wombwell

[Date]

Re:	Borrowing Subsidiary Termination

Ladies and Gentlemen:

Reference is made to the 364-Day Credit Agreement dated as of May 6, 2016 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Brown-Forman Corporation (the “Company”), the other Borrowing Subsidiaries from time to time party thereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”), the Lenders from time to time party thereto, Barclays Capital, as Syndication Agent, Bank of America, N.A. and Citibank N.A., as Co-Documentation Agents and U.S. Bank National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20(b) of the Credit Agreement, the Company hereby terminates the status of [Name of Terminated Borrowing Subsidiary] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

D-1

Very truly yours,

BROWN-FORMAN CORPORATION

By:
Name:
Title:

By:
Name:
Title:

D-2

EXHIBIT E

[Reserved]

E-1

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

LIST OF CLOSING DOCUMENTS

BROWN-FORMAN CORPORATION

364-DAY CREDIT FACILITY

May 6, 2016

LIST OF CLOSING DOCUMENTS4

A. LOAN DOCUMENTS

1.	364-Day Credit Agreement dated as of May 6, 2016, among Brown-Forman Corporation, a Delaware corporation (the “Company”), the other Borrowing Subsidiaries from time to time party thereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”), the Lenders party thereto and U.S. Bank National Association, as Administrative Agent, evidencing a 364-day revolving credit facility to the Borrowers from the Lenders in an aggregate principal amount of up to $400 million (the “Credit Agreement”).

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	Form of Borrowing Subsidiary Agreement
Exhibit D	Form of Borrowing Subsidiary Termination
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	List of Closing Documents

SCHEDULES

Schedule 2.01	Commitments

[4]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the below-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

H-1

2.	Disclosure Letter dated as of May 6, 2016, from the Company to the Administrative Agent and the Lenders.

Schedule 3.05	Disclosed Matters
Schedule 6.01	Existing Subsidiary Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Transactions with Affiliates

3.	Notes executed by the Company in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of the Company certifying (i) that there have been no changes in the articles of incorporation of the Company, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the by-laws, as attached thereto, of the Company as in effect on the date of such certification, (iii) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Credit Agreement and each related document (collectively, the “Loan Documents”) to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for the Company from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Company authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing under the Credit Agreement.

C. OPINIONS

5.	Opinion of Hogan Lovells US LLP, counsel for the Company.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

6.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement.